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                                                                       Exhibit 3

       TIAA-CREF URGES LUBRIZOL SHAREHOLDERS TO STRIKE DOWN POISON PILL

TIAA-CREF announced today that it has written to fellow shareholders of The Lubrizol Corporation (NYSE: LZ), urging them to support TIAA-CREF's shareholder proposal requesting the Lubrizol board to redeem the company's "dead hand" poison pill defense. The letter also encourages Lubrizol shareholders to withhold their votes on Lubrizol's director nominees.

"In light of Lubrizol's poor performance in recent years and the unwillingness of its management to address our concerns regarding Lubrizol's dead hand pill, we felt it was very important to bring this issue to the attention of our fellow shareholders," said Peter C. Clapman, TIAA-CREF's senior vice president and chief counsel, Investments.

The letter, which was signed by Mr. Clapman, states TIAA-CREF's belief that "Lubrizol's directors have wrongfully usurped shareholder power for themselves." As support for its position, TIAA-CREF points out that "dead hand poison pills have been declared illegal in Delaware, the state in which the majority of U.S. public companies are incorporated."

Lubrizol's efforts to omit TIAA-CREF's proposal from its proxy statement were rebuffed by the Securities and Exchange Commission. TIAA-CREF, which own 967,000 shares or 1.6% of Lubrizol's common stock, states in its letter that "Lubrizol's vigorous effort to keep our proposal out of its proxy statement illustrates management's extraordinary disdain for shareholder interests. Therefore, we intend to `send a message' to Lubrizol's board of directors that its actions
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are unacceptable by withholding our votes on Lubrizol's director nominees. We encourage you to do the same."

Shareholders with questions can contact Ken Bertsch, TIAA-CREF's director of corporate governance, at (212) 916-4972, or John Wilcox of Georgeson & Company Inc., TIAA-CREF's advisor, at (212) 440-9800. Media inquiries can be e-mailed to Tom Pinto, TIAA-CREF's Media Relations Director, at tpinto@tiaa-cref.org.